Exhibit 77C – Submission of Matters to a Vote of Security Holders

There was a special meeting of shareholders of Sentinel Variable Products Common Stock, Mid Cap Growth, and Small Company Funds, three series of the Registrant, on November 18, 2008. The proposal voted on, and approved, at such meeting was “To approve an amendment to the Investment Advisory Agreement between Sentinel Variable Products Trust and Sentinel Asset Management, Inc. dated as of November 1, 2000, as amended”.

The vote was:

SVP Common Stock:

For:	9,384,195 shares
Against:	2,587,719 shares
Abstain:	873,154 shares

SVP Mid Cap Growth:

For:	1,602,494 shares
Against:	344,355 shares
Abstain:	92,700 shares

SVP Small Company:

For:	3,375,049 shares
Against:	822,115 shares
Abstain:	339,683 shares

Exhibit 77Q1(e) –

An Amendment to the Investment Advisory Agreement between Sentinel Variable Products Trust and National Life Investment Management Company, Inc., now known as Sentinel Asset Management, Inc. dated as of November 1, 2000 is incorporated by reference to the Form of Amendment contained in the Registrant’s Proxy Statement on Form DEF 14A filed with the SEC on October 6, 2008.